Exhibit 10.1

Execution Version

[VOTING AND] SUPPORT AGREEMENT

THIS [VOTING AND] SUPPORT AGREEMENT (the “Support Agreement”) is entered into as of July 13, 2015, by and between WPX ENERGY, INC. a Delaware corporation (“Parent”), and the member of the Company (as defined below) set forth on the signature page hereto (“Member”).

RECITALS

A. Member is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain limited liability company interests in RKI Exploration & Production, LLC, a Delaware limited liability company (the “Company” and such limited liability company interests, the “Existing Shares”).

B. Parent, Thunder Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), the Company, and EscroSol, LLC, an Oklahoma limited liability company, as the Members’ Agent, are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), which provides (subject to the terms and conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”). Pursuant to the Merger, the Company is to become a wholly-owned subsidiary of Parent.

C. In the Merger, each Existing Share is to be converted into the right to receive the consideration set forth in the Merger Agreement.

D. Member is entering into this Support Agreement in order to induce Parent to enter into the Merger Agreement and consummate the Contemplated Transactions.

AGREEMENT

The parties to this Support Agreement, intending to be legally bound, agree as follows:

SECTION 1.	CERTAIN DEFINITIONS

For purposes of this Support Agreement:

(a) Capitalized terms used but not otherwise defined in this Support Agreement have the meanings assigned to such terms in the Merger Agreement.

(b) “Expiration Date” shall mean the earlier of: (i) the date on which the Merger Agreement is validly terminated in accordance with its terms; (ii) the Effective Time; (iii) the effective date of any amendment, modification or waiver that changes the Merger Consideration in a manner adverse to Member or that changes the Merger Agreement in any other respect that is material and adverse to Member (except to the extent Member consents in writing to such amendment, modification or waiver in advance); or (iv) the End Date.

(c) Member shall be deemed to “Own” or to have acquired “Ownership” of a security if Member: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(d) A Person shall be deemed to have effected a “Transfer” of an Existing Share if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such Existing Share or any interest in such Existing Share to any Person other than Parent; (ii) enters into a Contract or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Existing Share or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such Existing Share; provided, however, with respect to any Person which is an investment fund, a Transfer shall not include any sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of ownership interests in such investment fund.

(e) [“Restricted Business” shall mean the exploration and production of oil and natural gas and the acquisition, development and exploitation of oil and natural gas properties.]

SECTION 2.	TRANSFER OF SECURITIES

Member shall not, directly or indirectly, cause or permit any Transfer of any of the Existing Shares Owned by Member to be effected prior to the Expiration Date (other than pursuant to the Merger); provided, however, that Member shall be permitted to Transfer any such Existing Shares to any of its Affiliates or, if an investment fund, to its limited partners, so long as such transferee agrees to be bound by the terms of this Agreement and evidences the same by executing a copy of this Agreement prior to the Transfer of such Existing Shares.

SECTION 3.	VOTING OF SHARES

3.1 [Note to draft: only certain Support Agreements will contain a voting requirement to approve the Merger and the other Contemplated Transactions.] [Approval of the Transactions. Member agrees to execute and deliver, or cause to be executed and delivered, within two hours following the execution and delivery to Parent of this Support Agreement, a signature page to an action by written consent of Members of the Company adopting the Merger Agreement and approving the Merger and the other Contemplated Transactions with respect to all Existing Shares Owned by Member. Member shall ensure that such signature page to such action by written consent is not revoked or rescinded in any respect prior to the Expiration Date. Should such signature page to such action by written consent or should such action by written consent be determined not to be effective or be revoked, rescinded or otherwise invalidated, Member shall execute and deliver or cause to be executed and delivered, within one day following the date of such determination, revocation, rescission or invalidation, a replacement signature page to such action by written consent, or to a replacement action by written consent, as applicable, of Members of the Company adopting the Merger Agreement and approving the Merger and the other Contemplated Transactions with respect to all of the Existing Shares Owned by Member.] [Intentionally Omitted.]

3.2 Other Voting Matters. [In addition to Member’s obligations contained in Section 3.1,] Member agrees that, prior to the Expiration Date, at any meeting of the members of the Company, however called, and in any action by written consent of members of the Company, unless compliance with this provision is otherwise waived in writing by Parent, Member shall cause any Existing Shares Owned by Member as of the record date with respect to such meeting or consent to be voted against the following actions (other than the Merger and the other Contemplated Transactions):

(a) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company;

(b) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company (other than with respect to the transfer of the PRB Assets and the Non-Core Assets);

(c) any reorganization, recapitalization, dissolution or liquidation of the Company;

(d) any change in a majority of the board of managers of the Company;

(e) any amendment to any of the Company’s Constituent Documents;

(f) any change in the capitalization of the Company or the Company’s corporate structure; and

(g) any other action that is intended, or would reasonably be expected, to impede, interfere with, delay or adversely affect the Merger or any of the other Contemplated Transactions.

3.3 Other Voting Agreements. Prior to the Expiration Date, Member shall not enter into any Contract or other arrangement or understanding with any Person to vote or give instructions in any manner inconsistent with [Section 3.1 or] Section 3.2.

SECTION 4.	BINDING TERMS OF MERGER AGREEMENT

(a) Member hereby acknowledges and agrees that:

(i) Member is a Member (as defined in the Merger Agreement) and Indemnitor for purposes of the Merger Agreement and agrees to be bound by, and to observe and comply with, the terms and provisions of the Merger Agreement (including Sections 2.8 and 9.1 and Article VIII) as if Member were a party thereto in its capacity as an Indemnitor thereunder;

(ii) a portion of the Merger Consideration to which Member is entitled will be delivered to the Escrow Bank in accordance with the applicable terms of the Merger Agreement until such amounts, if any, are required to be distributed to Member in accordance with the Escrow Agreement and the Merger Agreement; and

(iii) under certain circumstances, the terms, conditions and limitations of Article VIII of the Merger Agreement require Member, in its capacity as an Indemnitor, to indemnify the Indemnitees, on a basis that is several from, and not joint with, the other Members, with respect to its pro rata share of the matters set forth in Section 8.2 of the Merger Agreement.

(b) Member hereby irrevocably nominates, constitutes and appoints the Members’ Agent as Member’s agent and true and lawful attorney in fact, with full power of substitution, to act in the name, place and stead of Member for purposes of executing any documents and taking any actions that the Members’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under Article VIII and Section 9.1 of the Merger Agreement.

SECTION 5.	SOLICITATION OF OTHER PROPOSALS

(a) During the Pre-Closing Period, Member shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives not to, directly or indirectly, solicit, initiate, knowingly encourage, knowingly facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any offer or proposal regarding any Acquisition Transaction, or participate in any discussions (other than to respond negatively) or negotiations with, any Person (other than Parent and its Affiliates or Representatives) concerning any Acquisition Transaction or any proposal that reasonably could be expected to lead to an Acquisition Transaction.

(b) During the Pre-Closing Period, Member shall advise Parent within the Notice Period (as defined below) of the receipt, directly or indirectly, of any inquiries or proposals from any third party, or of any discussions or negotiations with any third party involving the Company, the members of the Company or their respective Representatives, relating to an Acquisition Transaction (including a summary of the material and significant terms and conditions thereof and the identity of the other Person(s) involved), and promptly furnish to Parent a copy of any such inquiry or written proposal. For purposes of this Support Agreement, the term “Notice Period” shall mean (i) with respect to such written inquiries or proposals or other written materials, written notice as promptly as practicable and in no event later than 24 hours after receipt thereof and (ii) with respect to such oral inquiries, discussions, negotiations or proposals, oral notice as promptly as practicable and in no event later than 24 hours after receipt thereof.

SECTION 6.	WAIVER OF DISSENTERS’ RIGHTS

Member hereby agrees that Section 18-210 of the DLLCA (titled “Contractual Appraisal Rights”) shall not apply to or be incorporated into the Merger Agreement or the Contemplated Transactions and irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any Contemplated Transaction that Member or any other Person may have by virtue of, or with respect to, any Existing Shares Owned by Member (including all rights under Section 18-210 of the DLLCA).

SECTION 7.	REPRESENTATIONS AND WARRANTIES OF MEMBER

Member hereby represents and warrants to Parent as follows:

7.1 Authorization, etc. Member has the absolute and unrestricted power, authority and capacity to execute and deliver this Support Agreement and to perform Member’s obligations hereunder. This Support Agreement has been duly executed and delivered by Member and constitutes a legal, valid and binding obligation of Member, enforceable against Member in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization or other such laws concerning the rights of creditors. If Member is a corporation, then Member is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Member is a general or limited partnership, then Member is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Member is a limited liability company, then Member is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

7.2 No Conflicts or Consents.

(a) The execution and delivery of this Support Agreement by Member does not, and the performance of this Support Agreement by Member will not: (i) conflict with or violate any Law or judgment, decree, order, ruling or governmental permit or license applicable to Member or by which Member or any of Member’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the Existing Shares Owned by Member pursuant to, any Contract to which Member is a party or by which Member or any of Member’s Affiliates or assets is or may be bound or affected.

(b) The execution and delivery of this Support Agreement by Member does not, and the performance of this Support Agreement by Member will not, require any Consent of any Person.

7.3 Title to Securities. Member has good and valid title to and holds of record (free and clear of any Liens, other than Liens set forth in the Company’s Constituent Documents or pursuant to federal or state securities laws) the number of Existing Shares set forth under the heading “Existing Shares Held of Record” on Exhibit A hereof. Member holds (free and clear of any Liens, other than Liens set forth in the Company’s Constituent Documents or pursuant to federal or state securities laws) the other rights to acquire Existing Shares set forth under the heading “Other Rights” on Exhibit A hereof. Except for such Existing Shares and such rights, Member does not hold any other rights to acquire Existing Shares or any additional securities of the Company. Neither Member nor any Affiliate or family member of Member directly or indirectly Owns any Existing Shares or other securities of the Company, or any other right to acquire (by purchase, conversion or otherwise) any Existing Shares or other securities of the Company, other than the Existing Shares and rights set forth on Exhibit A hereof.

7.4 Accredited Investor. Member is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Member acknowledges that the Company has relied, and Parent confirms that the Company is entitled to rely, on this representation for purposes of certain of its representations and warranties under the Merger Agreement.

7.5 Accuracy of Representations. The representations and warranties contained in this Support Agreement are accurate in all respects as of the date of this Support Agreement, and, subject to Transfers in compliance with Section 2, will be accurate in all respects at all times prior to the Expiration Date as if made as of any such time or date.

SECTION 8.	CONFIDENTIALITY

Member hereby agrees for a period of two years following the Effective Time that all confidential and/or proprietary information of any of the Thunder Entities obtained by Member prior to the Effective Time, as well as the terms of this Support Agreement, the Merger Agreement and the other Transaction Documents, shall be kept confidential by Member and shall not be used by Member for any purpose; provided, however, that Member may disclose such information or terms if such disclosure is (a) reasonably believed by Member to be compelled or required under, any law, rule, regulation or governmental request, court decree, subpoena or other legal, administrative, governmental or regulatory request, order or proceeding or by such Member’s Constituent Documents, (b) necessary in connection with any litigation or other proceeding to which Member and Parent or any of its affiliates is a party, or (c) otherwise in connection with the protection or enforcement of rights relating to the Transaction Documents or the transactions contemplated thereby. To the extent practicable and not otherwise prohibited by law or any such order or process, Member will use reasonable efforts to notify Parent of any proposed disclosure of such information pursuant to clause (a) of the preceding sentence so that Parent may seek an appropriate protective order (and Member shall reasonably cooperate, at Parent’s expense, with any such effort). For the avoidance of doubt, Member’s use of such information in connection with the matters described in clauses (b) and (c) of the second preceding sentence shall also be permitted. Member’s obligations under this Section 8 shall not apply to any information that (i) was, is or becomes available to the public without a breach by Member of this Section 8, (ii) is or becomes available to Member or any of its affiliates and Member’s and its affiliates’ directors, officers, employees, agents and representatives (including attorneys, consultants, accountants and advisors, collectively, “Representatives”) from sources not known by them to be subject to disclosure restrictions, or (iii) is independently developed by Member or any of its Representatives without reference to such confidential and/or proprietary information of any Thunder Entities or any Transaction Document.

SECTION 9.	[NON-SOLICITATION AND NON-COMPETITION

9.1 [Note to Draft: only the agreements for Ronnie Irani, Jeff Bonney and Mark Goss will contain Non-Solicitation and Non-Competition provisions.] Non-Solicitation. For a period of one year following the Effective Time (the “Non-Solicitation Period”), Member shall not, directly or indirectly, without the prior written consent of the Company, for itself or on behalf of any other Person, solicit for employment or hire, directly or indirectly, any employee of the Company who was employed with the Company during the Non-Solicitation Period.

9.2 Non-Competition. For a period of one year following the Effective Time (the “Non-Competition Period”), Member shall not, directly or indirectly, without the prior written consent of the Company, engage in the business conducted by the Company (or contemplated to be conducted by the Company as reflected in written business plans of the Company), limited to the Restricted Business in the territory set forth on Exhibit B (the “Restricted Territory”); provided, that it shall not be a violation of this Section 9.2 if Member owns equity interests of (i) the Parent or (ii) any other publicly-held corporation (or other entity) that engages in the Restricted Business in the Restricted Territory if, in the case of this clause (ii), (x) such equity interests are actively traded on an established securities market, (y) the amount of equity interests of such corporation’s (or other entity’s) capital stock that are beneficially owned (directly or indirectly) by such Member and its Affiliates collectively represent less than one percent (1%) of the total outstanding capital stock of such corporation (or other entity) and (z) Member has passive ownership of such equity interests (e.g., neither such Member nor any Affiliate of such Member is otherwise, directly or indirectly, involved in the management of such corporation (or other entity)).]

SECTION 10.	MISCELLANEOUS

10.1 Further Assurances. From time to time and without additional consideration, Member shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, Consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Support Agreement. Without limiting the generality of the foregoing, Member shall execute and deliver to Parent and the Company at the Closing a Release Agreement.

10.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by hand, by facsimile transmission or electronic mail transmission, or by certified or registered mail, postage prepaid and return receipt requested. Notices shall be deemed to have been given upon delivery, if delivered by hand, three days after mailing, if mailed, and upon receipt of an appropriate electronic confirmation, if delivered by facsimile or electronic mail transmission. Notices shall be delivered to the parties at the addresses set forth below:

if to Member:

at the address set forth on the signature page hereof; and

if to Parent:

WPX Energy, Inc.

One Williams Center, Suite 300

Tulsa, Oklahoma 74172

Attention: Bryan K. Guderian, Stephen E. Brilz and Amy Flakne

Facsimile: (539) 573-5608

with a copy to (which shall not constitute notice to Parent):

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention:	Glenn D. West
James R. Griffin
Phone:	(214) 746-7700
Facsimile:	(214) 746-7777
Email:	gdwest@weil.com
james.griffin@weil.com

10.3 Severability. In the event that any one or more of the terms or provisions contained in this Support Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality or enforceability of all the other terms and provisions of this Support Agreement shall not be affected.

10.4 Entire Agreement. This Support Agreement (including Exhibit A), the Merger Agreement (including the Exhibits and Schedules thereto), together with the other documents referred to herein or therein, constitute the entire agreement and understanding among the parties with respect to the Merger and Contemplated Transactions and supersede all prior and contemporaneous oral or written agreements, representations and warranties, arrangements and understandings relating to the subject matter hereof and thereof.

10.5 Amendments; Waivers. This Support Agreement may be amended only by a written instrument duly executed and delivered on behalf of each of the parties. Compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same. No failure to exercise any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

10.6 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Support Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Member, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void. Subject to the preceding sentence, this Support Agreement shall be binding upon Member and Member’s heirs, estate, executors and personal representatives and Member’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Support Agreement, this Support Agreement shall be binding upon any Person to whom any securities (including any Existing Shares) of the Company Owned by Member are transferred. Nothing in this Support Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

10.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Support Agreement were not performed in accordance with its specific terms or were otherwise breached. Member agrees that, in the event of any breach by Member of any covenant or obligation contained in this Support Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to obtain, without proof of actual damages: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach. Member further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.7, and Member irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.8 Non-Exclusivity. The rights and remedies of Parent under this Support Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

10.9 Choice of Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a) This Support Agreement shall be constructed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware without regard to principles of conflicts of law.

(b) All actions and proceedings for the enforcement of or based on, arising out of or relating to this Support Agreement shall be heard and determined exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over the particular matter, any other court of the State of Delaware, or any federal court sitting in the State of Delaware), and each of the parties hereto hereby (i) irrevocably submits to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding, (ii) irrevocably waives the defense of an inconvenient forum to the maintenance of any such action or proceeding, (iii) agrees that it shall not bring any such action in any court other than the Court of Chancery of the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over the particular matter, any other court of the State of Delaware, or any federal court sitting in the State of Delaware), and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which Member or Parent, as the case may be, is to receive notice in accordance with Section 10.2. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Support Agreement.

10.10 Counterparts. This Support Agreement may be executed by the parties in separate counterparts (including by means of executed counterparts delivered via facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11 Headings. The Section headings in this Support Agreement are for convenience of reference only, do not constitute a part of this Support Agreement and shall not limit, extend or otherwise affect the meaning or interpretation of the terms and provisions of this Support Agreement.

10.12 Survival. The provisions of this Support Agreement, including Member’s representations, warranties, covenants and obligations set forth in this Support Agreement, shall survive the Expiration Date.

10.13 Rules of Construction. In this Support Agreement, unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number and the plural number, as the context may require. All references herein to dollar amounts are in United States dollars. The terms “herein,” “hereunder,” “hereto” and similar terms refer to this Support Agreement generally and not to any one Section of this Support Agreement, unless the context otherwise requires. The terms “include” and “including” shall mean include or including, as the case may be, without limiting the generality of the description preceding such term. This Support Agreement shall not be construed against either the Company or Parent as the party responsible for the drafting of this Support Agreement.

10.14 Capacity. Member is signing this Agreement solely in its capacity as a member of the Company, and nothing contained herein shall in any way limit or affect any actions taken by any Representative of such Member in his or her capacity as a manager, officer or employee of the Company, and no action taken in any such capacity as a manager, officer or employee shall be deemed to constitute a breach of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Support Agreement to be executed as of the date first written above.

WPX ENERGY, INC.

By

Name

Title

Signature Page to Support Agreement

MEMBER

Signature

Printed Name

Address:

Facsimile:

Signature Page to Support Agreement

EXHIBIT A

Existing Shares Held of Record	Other Rights

EXHIBIT B

Restricted Territory

Chaves
Yoakum
Terry
Gaines
Lea
Eddy
Andrews
Otero
NEW MEXICO
TEXAS
Loving
Winkler
Ector
Ward
Culberson
Crane
Reeves
Pecos
Jeff Davis
Presidio
Brewster
Terrell
Delaware Basin

Chaves Yoakum Terry Gaines Lea Eddy Otero Andrews N E W M E X I C O T E X A S Loving Winkler Culberson Ward Crane Reeves Jeff Davis Pecos Presidio Brewster Terrell Delaware Basin